Exhibit 10.21.1

AMENDMENT TO
EXECUTIVE DEFERRED COMPENSATION PLAN
OF
MACY, INC.

The Executive Deferred Compensation Plan of Macy’s, Inc. (the “Plan”) is hereby amended, effective as of December 31, 2013 and in order to “freeze” benefits, in the following respects.
1.    The Plan is amended by adding a new Section 10.2 reading as follows immediately after Section 10.1 of that part of the Plan.
10.2    Notwithstanding the preceding, deferrals of base compensation shall be discontinued after December 31, 2013. Deferrals of bonus shall be discontinued after payment of the fiscal 2013 bonus in 2014. Earnings shall continue to be credited, and distributions of account balances shall be made under the remaining provisions of the Plan.
IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan hereby signs this Plan amendment.
MACY’S, INC.
By: David W. Clark
Title: EVP, Human Resources
Date: December 19, 2013